BROADSTONE NET LEASE, INC.
February 20, 2026
Mr. John D. Moragne
[BY EMAIL]
Re: Employment Agreement – Form of Annual Bonus Payment
Dear John:
Reference is hereby made to that certain amended and restated employment agreement by and among Broadstone Net Lease, Inc., a Maryland corporation (the “REIT”), Broadstone Net Lease, LLC, a New York limited liability company (the “Operating Company”), and the Operating Company’s subsidiary, Broadstone Employee Sub, LLC, a New York limited liability company (the “REIT Operator” and, together with the REIT and the Operating Company, the “Company”) and you, effective February 7, 2020, as amended on January 10, 2023 (your “Employment Agreement”). All capitalized terms that are not defined herein will have the meanings given to them in the Employment Agreement.
This letter agreement (this “Letter Agreement”) confirms our understanding that, notwithstanding anything to the contrary in Section 3(b)(i) or the Employment Agreement or otherwise, effective for the performance period ending December 31, 2026 and for all subsequent performance periods, the Annual Bonus in an amount to be determined by the Board (or a committee of directors to whom such responsibility has been delegated by the Board) in the Board’s, or the committee’s, normal course of business, will be paid to you as follows:
(i)An amount in cash, up to your Target Bonus for the applicable calendar year (the “Target Bonus”); and
(ii)For any amount in excess of the Target Bonus for the applicable calendar year (the “Above Target Amount”), a number of fully-vested shares the common stock of the REIT (“Common Stock”) with a value equal to the Above Target Amount, calculated based on the closing share price of the Common Stock on the date that Annual Bonuses are paid by the Company to other Company executive officers.
The cash payment representing the Target Bonus will be paid, and the Common Stock representing the Above Target Amount, will be issued, as applicable, no later than March 15th of the calendar year following the applicable performance period, or at substantially the same time as payment of Annual Bonuses are made by the Company to other Company executive officers.
The remainder of the Employment Agreement remains in full force and effect.

[Remainder of Page Intentionally Left Blank]

Please acknowledge your acceptance of the terms of this Letter Agreement by signing where indicated below.
Sincerely,
BROADSTONE NET LEASE, INC.

By: /s/ John D. Callan Jr.
Name: John D. Callan Jr.
Its: SVP, General Counsel, and Secretary
BROADSTONE NET LEASE, LLC
By: Broadstone Net Lease, Inc.
Its: Managing Member

By: /s/ John D. Callan Jr.
Name: John D. Callan Jr.
Its: SVP, General Counsel, and Secretary
BROADSTONE EMPLOYEE SUB, LLC

By: Broadstone Net Lease, LLC
Its: Manager

By: Broadstone Net Lease, Inc.
Its: Managing Member

By: /s/ John D. Callan Jr.
Name: John D. Callan Jr.
Its: SVP, General Counsel, and Secretary
Accepted and Agreed as of February 20, 2026:

/s/ John D. Moragne
JOHN D. MORAGNE